Exhibit 5.1

BOSTON     CONNECTICUT     FLORIDA     NEW JERSEY     NEW YORK     WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

One Jefferson Road

Parsippany, NJ 07054

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

December 29, 2017

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Re:	Valley National Bancorp
Registration of 2,191,396 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Valley National Bancorp, a New Jersey corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,191,396 shares of common stock of the Company, no par value (the “Shares”), issuable pursuant to outstanding equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 26, 2017 (the “Merger Agreement”), between the Company and USAmeriBancorp, Inc. (“Bancorp”). Pursuant to the Merger Agreement, the Company assumed such outstanding equity awards of Bancorp under the USAmeriBancorp, Inc. 2006 Stock Option and Restricted Stock Plan, as amended, and the USAmeriBancorp, Inc. 2015 Long-Term Incentive Plan (the “Plans”), subject to appropriate adjustments.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company and of Bancorp as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein and completion of the transactions contemplated by the Merger Agreement, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued as contemplated by the Registration Statement (including the Prospectuses which are not filed herewith) and the Plans; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor, if any, or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor, if any, in accordance with the terms of the Plans.

The foregoing opinion is limited to the laws of the State of New Jersey. We express no opinion as to the effect of the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP
Day Pitney LLP